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EXHIBIT (h)(5)


                              OMNIBUS FEE AGREEMENT


         THIS AGREEMENT is made as of the 1st day of April, 2002, by and among LEGACY FUNDS GROUP (the "Company"), a Massachusetts business trust, BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BISYS LP"), an Ohio limited partnership, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), issuing shares of beneficial interest ("Shares") in the Company's respective investment portfolios (individually, a "Fund" and collectively, the "Funds");

         WHEREAS, the Company and BISYS LP have entered into an Administration Agreement dated April 1, 2002 ("Administration Agreement"), concerning the provision of administrative services for the Funds;

         WHEREAS, the Company and BISYS have entered into a Fund Accounting Agreement dated April 1, 2002 ("Fund Accounting Agreement") and a Transfer Agency Agreement dated April 1, 2002 ("Transfer Agency Agreement"), concerning the provision of fund accounting and transfer agency services, respectively, for the Funds;

         WHEREAS, the Company desires that BISYS LP, as Administrator to the Funds, serve as the Funds' paying agent for purposes of making fee payments owed by the Funds to their custodian for custody services rendered to the Funds; and

         WHEREAS, the parties desire to set forth the compensation payable by the Company under the Administration Agreement, Fund Accounting Agreement, and Transfer Agency Agreement (referred to herein collectively as the "BISYS Service Agreements") in a separate written document.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The Administration Agreement shall be deemed to be amended as follows:

The following paragraph is added as paragraph (s) to Article 2:

                  (s) serve as the paying agent with respect to the custodial fees due to Comerica Bank (the "Custodian") pursuant to the Custody Agreement dated April 1, 2002 between the Company and the Custodian (the "Custody Agreement") and, as such, remit that portion of the compensation payable to the Administrator under the Omnibus Fee Agreement referred to in Article 4, paragraph (A), which represents the custodian fee payable to the Custodian under the Custody Agreement.

         2. The Company shall pay to BISYS LP the omnibus fee set forth in
Section 3 of this Agreement during the term of the BISYS Service Agreements, on the first business day of each month.

         3. (a) The omnibus fee due and payable to BISYS LP hereunder shall be computed at an annual rate of thirty one-hundredths of one percent (.30%) of each Fund's average daily net assets, and shall be subject to the minimum set forth below in Section 3(b). The custodian fee payable by the Company to Comerica Bank (the "Custodian") pursuant to the Custody Agreement, dated April 1, 2002 between the Company and the Custodian, shall be paid by BISYS LP from that portion of the omnibus fee that exceeds, in any given year, the minimum provided for in Section 3(b) below. The custodian fee is set forth on Schedule A hereto. To the extent that (i) such excess is insufficient to pay the amount owed by the Fund to the Custodian in a particular year, or (ii) the custodial

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fee agreed to by the Company exceeds the amount set forth in Schedule A, the amount owed to the Custodian shall be paid from the Fund's assets. The minimum fee payable to BISYS and any remaining portion of the omnibus fee retained by BISYS following payment to the Custodian shall collectively be deemed to be in consideration for the services provided by BISYS LP and BISYS under the BISYS Service Agreements.

            (b) BISYS LP shall be entitled to receive and retain annually, as consideration for the services provided under the BISYS Service Agreements, a minimum amount of (i) seventy-five thousand dollars ($75,000) per Fund, plus
(ii) a class fee of twenty-five thousand dollars ($25,000) for each additional class over and above a single class of Shares, per Fund, plus (iii) twenty-five dollars ($25) for each shareholder account that is reflected on BISYS' transfer agent system at any time during the relevant year.

            (c) The fees payable under paragraphs (a) and (b) of this
Section 3 do not cover any miscellaneous service fees or reimbursements for out-of-pocket expenses that may be payable to BISYS LP or BISYS under any of the BISYS Service Agreements, all of which are expressly excluded from what are referred to as "omnibus fees" payable to BISYS LP under this Agreement.


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         4. This Agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of Ohio. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees or shareholders of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting in such capacity.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                        LEGACY FUNDS GROUP


                                        By:
                                           ------------------------------------


                                        BISYS FUND SERVICES LIMITED
                                        PARTNERSHIP

                                        By:   BISYS FUND SERVICES, INC.,
                                              General Partner


                                        By:
                                           ------------------------------------


                                        BISYS FUND SERVICES OHIO, INC.


                                        By:
                                           ------------------------------------



                                       17

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                                   SCHEDULE A
                          TO THE OMNIBUS FEE AGREEMENT
                                     AMONG
                         BISYS FUND SERVICES OHIO, INC.
                    BISYS FUND SERVICES LIMITED PARTNERSHIP
                                      AND
                                      ---
                               LEGACY FUNDS GROUP


CUSTODIAN FEE:

The custody fee for each Fund is 0.075% (0.75 basis points) on average net assets up to 1 billion dollars ($1,000,000,000) and 0.050% (0.50 basis points) on average net assets over 1 billion dollars ($1,000,000,000), subject to a minimum annual fee of ten thousand dollars ($10,000) per Fund.